EXHIBIT 10.39

AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (this “Agreement”) is entered into as of the 30th day of June, 2016 (the “Effective Date”) by and between INFINITE CONFERENCING, Inc., a Florida corporation (the “Manager”), and INFINITE CONFERENCING PARTNERS, LLC, a Florida limited liability company (“Company”).

WHEREAS, the Company and Manager entered into a Management Services Agreement dated February 28, 2015 having as its subject certain Managed Accounts as listed on Schedule 1A hereto.

WHEREAS, the Company and Manager entered into an Amended and Restated Management Services Agreement dated December 16, 2015 (the “Previous Effective Date”) having as its subject certain Managed Accounts as listed on Schedule 1B hereto, as well as modification of the calculation of the Management Fee.

WHEREAS, the Company and Manager are entering into this Agreement in order to supplement the Managed Accounts as listed on Schedules 1A and 1B hereto by adding the Managed Accounts listed on Schedule 1C hereto.

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to retain Manager to provide certain management services to it, and Manager desires to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.

Services.

Manager agrees that, during the term of this Agreement (the “Term”), it will provide the Management Services to the Company as set forth on Schedule 1.

2.

Payment of Fees; Segregated Account.

A.     In exchange for the services provided to the Company hereunder, as more fully described in Section 1 of this Agreement, during the Term, the Company will pay a management fee as set forth on Schedule 2, attached hereto and made a part hereof (the “Management Fee”) in weekly installments.

B.     Each of Manager and Company shall cause all cash receipts received from or on behalf of the Managed Accounts (as defined in Schedules 1A, 1B and 1C) and attributable to services during the Term of this Agreement, including, but not limited to, USF and all taxes (“Managed Accounts Revenue”) to be deposited into a segregated Company account (“Segregated Account”) for such purpose, and as set forth on Schedule 3 hereto, which account shall be managed by Kaufman and Rossin (or its successor acceptable to both Manager and Company in their reasonable discretion) (the “Accounting Firm”) pursuant to an agreement among the Manager, the Company and such Accounting Firm (such agreement to be acceptable to both Manager and Company in their reasonable discretion). The Management Fee due Manager hereunder shall, by the end of the first business day of each week with respect to then available Managed Accounts Revenue received by the Company during the immediately preceding week after reserving funds for payment of the Company’s Mandatory Distribution (as defined in Schedule 2) for the then current period (as set forth in Schedule 2) and a one-time additional reserve of $1,000.00, be distributed directly from such segregated account by the Accounting Firm in accordance with this Agreement.

C.     Each payment made pursuant to this Section 2 will be paid by the Company (or the Accounting Firm) by wire transfer of immediately available funds to such account(s) as set forth on Schedule 4 hereto (“Manager Account”) and which Manager may change at any time by specifying such to the Company and Accounting Firm in writing.

3.

Term.  This Agreement will commence at the Effective Date and continue in full force and effect, for a period ending two years after the Previous Effective Date unless and until terminated by mutual consent of the parties or pursuant to Section 5 below. Any and all accrued and unpaid obligations of the Company owed under Section 2 above (including the Management Fee arising from monies collected by the Company for services provided prior to termination and the provisions of Sections 4, 5, 6, 9 and 13 below will survive any such termination of this Agreement to the maximum extent permitted under applicable law.

4.

Expenses; Indemnification.

A.     Expenses.  All fees and expenses incurred by Manager and its affiliates in respect of the Company, its affiliates and its subsidiaries, in connection with this Agreement and all operations hereunder, including but not limited to any out of pocket expenses incurred by Manager or its legal counsel, accountants and other consultants and advisors in connection with the provision of services hereunder, or the attendance at any meeting of the Company or equivalent governing body of any of its subsidiaries or affiliates or otherwise, shall be borne by Manager, are already reimbursed through the Management Fee, and shall not be an additional charge to or obligation of the Company.  The prior sentence shall not apply to reasonable expenses incurred by Manager and its affiliates in connection with a Company Event of Default.  Also included in the Management Fees, Manager shall pay Company filing fees, registered agent fees and comparable fees and taxes assessed against the Company.

B.     Indemnity and Liability.

(i)    In consideration of the execution and delivery of this Agreement, the Manager agrees to defend, indemnify, exonerate and hold harmless the Company and each of its respective partners, stockholders, affiliates, directors, members, managers, officers, fiduciaries, employees and agents and each of the partners, stockholders, affiliates, directors, members, managers, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, claims, suits, losses, liabilities and damages, and costs and expenses in connection therewith, including without limitation reasonable attorneys’ fees and disbursements (collectively, the “Company Indemnified Liabilities”), incurred by the Company Indemnitees or any of them as a result of or arising out of, or in any way relating to the execution, delivery, performance, enforcement or existence of this Agreement or the transactions and services contemplated hereby, except for any such Company Indemnified Liabilities arising on account of such Company Indemnitee’s fraud or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Manager agrees to make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.  The indemnity rights provided to the Company Indemnitees in this document are cumulative with, and do not supersede, any other indemnification rights such Company Indemnitees would have under any other arrangement.

(ii)   In consideration of the execution and delivery of this Agreement, the Company agrees to defend, indemnify, exonerate and hold harmless the Manager and each of its respective partners, stockholders, affiliates, directors, members, managers, officers, fiduciaries, employees and agents and each of the partners, stockholders, affiliates, directors, members, managers, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Manager Indemnitees”) from and against any and all actions, causes of action, claims, suits, losses, liabilities and damages, and costs and expenses in connection therewith, including without limitation reasonable attorneys’ fees and disbursements (collectively, the “Manager Indemnified Liabilities”), incurred by the Manager Indemnitees or any of them as a result of or arising out of a breach of this Agreement by the Company (excluding for termination of this Agreement by the Company), except for any such Manager Indemnified Liabilities arising on account of such Manager Indemnitee’s actions, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Manager Indemnified Liabilities which is permissible under applicable law.  The Company will not be liable to the Manager Indemnitees for any act or omission suffered or taken by the Company that does not constitute fraud or willful misconduct as finally determined by a court of competent jurisdiction.

C.     Limitations on Manager.  The Manager cannot service any Managed Account (as defined on Schedule 1) during the term of this Agreement and for two (2) years after the termination of this Agreement (unless such termination results from Manager’s purchase of Managed Accounts from Company or Manager’s purchase of the Company) other than on behalf of the Company as set forth herein. Except as set forth in the preceding sentence and as Manager may otherwise agree in writing after the date hereof: (i) each of Manager and its affiliates and any of their respective directors, officers, partners, members, managers, employees, consultants or agents (collectively, the “Manager Affiliated Entities”) will have the right to, and will have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company and its subsidiaries and affiliates and (B) do business with any client or customer of the Company or its subsidiaries or any of their affiliates; (ii) no Manager Affiliated Entity will be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any Manager Affiliated Entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, its subsidiaries or any of their affiliates on the one hand, and any Manager Affiliated Entity, on the other hand, or any other person, no Manager Affiliated Entity will have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company, its subsidiaries or any of their affiliates and, notwithstanding any provision of this Agreement to the contrary, will not be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that any Manager Affiliated Entity directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its subsidiaries or any of their affiliates.

D.     Limitations on Company. As long as there is no Manager Event of Default (i) the Company may not (i) interfere in any way with the Manager’s performance of its duties hereunder, (ii) communicate in any way, directly or indirectly, with the Managed Accounts, (iii) communicate in any way, directly or indirectly, with the Manager’s employees, vendors, consultants or agents, other than as directly necessary for the administrative operation of this Agreement, (iv) disclose to any party the identity of the Managed Accounts or (v) unless legally required to do so and only after notifying Manager, communicate in any way with any government or regulatory agencies or any other third parties with respect to the Managed Accounts or the Manager.

5.

Termination.

A.     Company shall have the right to terminate this Agreement, effective immediately upon written notice to Manager, in the event of the following: (i) a Manager Event of Default or (ii) the sale by Company of the Managed Accounts subject to the terms in the Membership Interest Option Agreement.  A Manager Event of Default is (i) Bankruptcy of Manager, (ii) a lack of compliance by Manager with the provisions of this Agreement which is continuing five (5) business days after receiving written notice from Company specifying such lack of compliance, or (iii) a breach by Manager or Onstream Media Corporation of any obligation under that certain Make Whole Agreement by and among the Company, Manager and Onstream Media Corporation. Manager shall have the right to terminate this Agreement, effective immediately upon written notice to Company, in the event of a Company Event of Default.  In no event will the termination of this Agreement relieve the breaching party of any liability to the non-breaching party hereunder or preclude the non-breaching party from exercising any rights or remedies that the non-breaching party shall have under this Agreement, whether at law or in equity. A Company Event of Default is (i) a deliberate and material lack of compliance by Company with the provisions of this Agreement which is continuing five (5) business days after receiving written notice from Manager specifying such lack of compliance, or (ii) a breach by the Company of Company’s obligations under that certain Membership Interest Option Agreement by and between the Company and Manager (the “Option Agreement”).  For purposes of this Agreement, “Bankruptcy” means the filing under Title 11 of the United States Code, as amended (which in the case of an involuntary petition, is not dismissed or stayed within 60 days of the filing of such petition).

B.     Notwithstanding termination of this Agreement, only for so long as the Company owns the Managed Accounts, the Company shall continue to pay the Management Fee in accordance with Schedule 2, provided that the Company may deduct from such Management Fee the Company’s payment of all reasonable costs of providing the services to Managed Accounts otherwise required to be provided by Manager hereunder.  The Management Fee payable hereunder will solely be related to monies collected by the Company for services provided subsequent to termination, in order to avoid overlap with Management Fee payments made after termination for services provided before termination in accordance with the provisions of Section 3 above.

6.

Sale of Managed Accounts. In the event that the Company decides to sell the Managed Accounts, the Manager shall assist in marketing the Managed Accounts and transitioning the Managed Accounts to the purchaser.  In consideration of these services, in the event of a completed sale of the Managed Accounts at any time, the Manager shall receive fifty percent (50%) of the net sale proceeds (after deducting the reasonable costs of the sale) in excess of the Option Price (as defined in the Option Agreement).

7.

Assignment, Third Party Beneficiaries.  Except as provided below, no party hereto will have the right to assign this Agreement.  Notwithstanding the foregoing, Manager may assign all or part of its rights and obligations hereunder to any affiliate of Manager with the consent of the Company, which consent shall not be unreasonably withheld or delayed.

8.

Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by Manager and the Company.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.  All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, will be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, will be deemed to be in exclusion of any other right or remedy.

9.

Miscellaneous.

A.     Choice of Law.  This Agreement will be governed by and construed in accordance with the domestic substantive laws of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

B.     Consent to Jurisdiction.  Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts located in Florida.  Each of the parties hereto by execution hereof (i) irrevocably submits to the jurisdiction of the federal and state courts located in Broward County, Florida for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of Florida, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 11 does not constitute good and sufficient service of process. The provisions of this Section 9.B will not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court located in Florida.

C.     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  Each of the parties hereto acknowledges that it has been informed by the other party that the provisions of this Section 9.C constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.  Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

D.     Confidentiality.  The Company acknowledges that terms, conditions and operations of this Agreement are confidential and that it will not publish, disclose, use, reproduce, release, transfer, translate, copy or make available any portion of such information without the prior consent of Manager, other than to the Company’s members and to the accounting and legal advisors of the Company who agree to be bound by the provisions of this section.  The provisions of this Section 9.D shall survive any termination of this Agreement.

10.

Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11.

Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to Company:

Infinite Conferencing Partners, LLC

3091 Ira Road

Bellmore, NY  11710

Attention:  Jeffrey Miller

Telephone:  516-375-9750

If to Manager:

Infinite Conferencing Inc.

100 Morris Street, Suite 302

Springfield, NJ  07081

Attention: Randy Selman

Telephone: 954-917-6655

Facsimile: 954-917-0575

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.

Severability.  If in any judicial or arbitral proceedings a court or arbitrator will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

13.

Limitation of Liability.  In no event will Manager or any of its officers, directors, members, managers, employees, partners, affiliates or associated entities or individuals be liable to the Company or any of its subsidiaries or affiliates for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Manager hereunder.

14.

Manager as an Independent Contractor.  Manager and the Company (on behalf of itself and its subsidiaries) agree that Manager and/or its affiliates will perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither Manager nor its directors, officers or employees will be considered employees or agents of the Company or any of its subsidiaries as a result of this Agreement nor will any of them have authority to contract in the name of or bind the Company or any of its subsidiaries as a result of this Agreement, except as expressly agreed to in writing by the Company.  The duties of Manager will be confined to those expressly set forth herein, and no implied duties are assumed or may be asserted against any member of the Manager entities hereunder.

15.

Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

16.

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Management Services Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

COMPANY:

INFINITE CONFERENCING PARTNERS, LLC
By: /s/ Jeffrey Miller Name: Jeffrey Miller Title: Managing Partner

MANAGER:

INFINITE CONFERENCING, INC.
By: /s/ Randy S. Selman Name: Randy S. Selman Title: Chief Executive Officer

SCHEDULE 1

 MANAGEMENT SERVICES

The Manager will be responsible for all aspects of servicing the accounts of the Company.  The Manager will provide all operational and administrative support to the Managed Accounts identified on Schedules 1A, 1B and 1C, and any replacements therefore, and supplements thereto (collectively, the “Managed Accounts”). Managed Accounts will be able to place conference calls along with ancillary services such as recordings on a reliable basis.  Manager shall use its reasonable best efforts to ensure the Managed Accounts at least 99% up time.  A conference call consists of two infrastructure parts: 1) inbound toll or toll free call so participants can connect to the conference bridge and 2) conference bridge that provides telephone prompts and places the call into the conference, collects billing record data and allows for the recording of calls. Conference calls can have anywhere from 3 to 1,000 participants or higher if setting up an Operator Assist or scheduled call. Through proprietary software, account holders receive a post call report and client portal for managing calls. The software allows customer to see online detailed report of their usage. Operators and client care personnel are available to handle any customer inquiries.  The Manager shall use its reasonable best efforts to provide at least industry standard customer service. The Manager shall use its reasonable best efforts to ensure that there is no unreasonably long wait time to speak to an operator or use chat.  The Manager uses a combination of its own bridges as well as BT Conferencing for a majority of its service. The Manager is fully integrated into BT Conferencing infrastructure and the Manager shall ensure that the Company gets daily reports of Managed Accounts traffic.  The Manager shall use its reasonable best efforts to ensure that all Managed Accounts billing data is sent to a third party to be rated and that related USF and taxes are computed and timely and properly remitted and paid on behalf of the Company by Manager.  The Manager shall use its reasonable best efforts to ensure that all invoices for the previous month are sent out to Managed Accounts within the first ten days of the following month via email (or other method of delivery if preferred by the customer).

SCHEDULE 1A

MANAGED ACCOUNTS – FIRST TRANCHE

[Confidential Information Redacted]

SCHEDULE 1B

MANAGED ACCOUNTS – SECOND TRANCHE

[Confidential Information Redacted]

SCHEDULE 1C

MANAGED ACCOUNTS – THIRD TRANCHE

[Confidential Information Redacted]

SCHEDULE 2

MANAGEMENT FEE

The Management Fee shall be the Managed Accounts Revenue of the Company, after deducting agreed accounting fees, legal fees and other relevant expenses, in excess of the Company’s Mandatory Distribution. The Company’s “Mandatory Distribution” shall be thirty percent (30%) per year of the sum of $100,000 plus the purchase price of the Managed Accounts, which amount shall be divided by 48 for purposes of determining the weekly installments of the Management Fee due hereunder (based on four weeks per month) and provided that such calculation shall be made based on the portion of the purchase price that has been remitted to the seller of the Managed Accounts, as such amount may be determined from time to time.

The following paragraphs apply only to the Managed Accounts on Schedule 1C:

There will be no Management Fee for up to approximately  one month after the Effective Date of this Agreement, since there will be no Managed Accounts Revenue until after the Managed Accounts receive a billing for services rendered during the Term of this Agreement. The Company’s Mandatory Distribution will accrue on a weekly basis starting on the Effective Date of this Agreement and any accrued but unpaid Mandatory Distribution shall be deducted from Management Fees generated at the time there is initial Managed Accounts Revenue.  The Mandatory Distribution will be accrued weekly and paid in monthly installments commencing one month after the Effective Date of this Agreement.  No Management Fee shall be paid until the Mandatory Distributions for the then current period (not yet payable) have been reserved and the Mandatory Distributions for all prior periods have been paid.  The Management Fee shall be paid only to the extent of available monies and as soon thereafter as revenues become available.

SCHEDULE 3

SEGREGATED ACCOUNT

[Confidential Information Redacted]

SCHEDULE 4

MANAGER ACCOUNT

[Confidential Information Redacted]

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